                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 11)

                        BURNHAM PACIFIC PROPERTIES, INC.

                                (Name of Issuer)

                     COMMON STOCK, $.01 PAR VALUE      12232C108
               ---------------------------------------------------
                  (Title of class of securities)    (CUSIP number)


                             ROBERT J. TANNOUS, ESQ.
                       PORTER WRIGHT MORRIS & ARTHUR, LLP
                                41 S. HIGH STREET
                              COLUMBUS, OHIO 43215
                                 (614) 227-1953
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                  MAY 31, 2002
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

                         (Continued on following pages)

                                 (Page 1 of 14)

---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    12232C108                                    13D                        (Page 2 of 14)
---------------------------- ----------------------------------------              -------------------------------------------------
------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       JUBILEE LIMITED PARTNERSHIP
                    I.R.S. IDENTIFICATION NOS.                                     31-1382356
                    OF ABOVE PERSONS:
------------------- ----------------------------------------------------------------------------------------- ----------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [X]
                                                                                                                             (B) [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               BK

------------------- ----------------------------------------------------------------------------------------- ----------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             OHIO

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            1,195,800
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          0
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       1,195,800
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     0

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       1,195,800

------------------- ----------------------------------------------------------------------------------------- ----------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- ----------------------------------------------------------------------------------------- ----------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       3.63%

------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         PN

------------------- ------------------------------------------------- --------------------------------------------------------------

---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    12232C108                                    13D                        (Page 3 of 14)
---------------------------- ----------------------------------------              -------------------------------------------------
------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       JUBILEE LIMITED PARTNERSHIP III
                    I.R.S. IDENTIFICATION NOS.                                     31-1487226
                    OF ABOVE PERSONS:
------------------- ----------------------------------------------------------------------------------------- ----------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [X]
                                                                                                                             (B) [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               BK

------------------- ----------------------------------------------------------------------------------------- ----------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             OHIO

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            1,219,800
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          0
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       1,219,800
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     0

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       1,219,800

------------------- ----------------------------------------------------------------------------------------- ----------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- ----------------------------------------------------------------------------------------- ----------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       3.71%

------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         PN

------------------- ------------------------------------------------- --------------------------------------------------------------

---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    12232C108                                    13D                        (Page 4 of 14)
---------------------------- ----------------------------------------              -------------------------------------------------
------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       SCHOTTENSTEIN PROFESSIONAL ASSET MANAGEMENT CORP.
                    I.R.S. IDENTIFICATION NOS.                                     31-1289300
                    OF ABOVE PERSONS:
------------------- ----------------------------------------------------------------------------------------- ----------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [X]
                                                                                                                             (B) [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               NOT APPLICABLE

------------------- ----------------------------------------------------------------------------------------- ----------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             DELAWARE

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          2,415,600
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     2,415,600

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       2,415,600

------------------- ----------------------------------------------------------------------------------------- ----------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- ----------------------------------------------------------------------------------------- ----------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       7.35%

------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------

---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    12232C108                                    13D                        (Page 5 of 14)
---------------------------- ----------------------------------------              -------------------------------------------------
------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       JAY L. SCHOTTENSTEIN
                    I.R.S. IDENTIFICATION NOS.                                     ###-##-####
                    OF ABOVE PERSONS:
------------------- ----------------------------------------------------------------------------------------- ----------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [X]
                                                                                                                             (B) [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               NOT APPLICABLE

------------------- ----------------------------------------------------------------------------------------- ----------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             USA

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            913
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          2,515,600
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       913
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     2,515,600

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       2,516,513

------------------- ----------------------------------------------------------------------------------------- ----------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- ----------------------------------------------------------------------------------------- ----------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       7.65%

------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         IN

------------------- ------------------------------------------------- --------------------------------------------------------------

---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    12232C108                                    13D                        (Page 6 of 14)
---------------------------- ----------------------------------------              -------------------------------------------------
------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       SCHOTTENSTEIN STORES CORPORATION
                    I.R.S. IDENTIFICATION NOS.                                     31-0820773
                    OF ABOVE PERSONS:
------------------- ----------------------------------------------------------------------------------------- ----------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [X]
                                                                                                                             (B) [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                WC

------------------- ----------------------------------------------------------------------------------------- ----------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             DELAWARE

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            100,000
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          0
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       100,000
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     0

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       100,000

------------------- ----------------------------------------------------------------------------------------- ----------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- ----------------------------------------------------------------------------------------- ----------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       0.003%

------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------

---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    12232C108                                    13D                        (Page 7 of 14)
---------------------------- ----------------------------------------              -------------------------------------------------
------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       MICHAEL L. ASHNER
                    I.R.S. IDENTIFICATION NOS.
                    OF ABOVE PERSONS:
------------------- ----------------------------------------------------------------------------------------- ----------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [X]
                                                                                                                             (B) [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                PF

------------------- ----------------------------------------------------------------------------------------- ----------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             DELAWARE

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          0
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     0

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       0

------------------- ----------------------------------------------------------------------------------------- ----------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- ----------------------------------------------------------------------------------------- ----------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       0.0%

------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         IN

------------------- ------------------------------------------------- --------------------------------------------------------------

---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    12232C108                                    13D                        (Page 8 of 14)
---------------------------- ----------------------------------------              -------------------------------------------------
------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       SUSAN ASHNER
                    I.R.S. IDENTIFICATION NOS.
                    OF ABOVE PERSONS:
------------------- ----------------------------------------------------------------------------------------- ----------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [X]
                                                                                                                             (B) [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                PF

------------------- ----------------------------------------------------------------------------------------- ----------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             DELAWARE

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          0
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     0

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       0

------------------- ----------------------------------------------------------------------------------------- ----------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- ----------------------------------------------------------------------------------------- ----------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       0.0%

------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         IN

------------------- ------------------------------------------------- --------------------------------------------------------------

This Amendment No. 11 ("Amendment No. 11") amends and supplements the Statement on Schedule 13D (the "Schedule 13D"), filed on June 7, 1999, as amended by Amendment No. 1 filed on June 16, 1999, Amendment No. 2 filed on July 12, 1999, Amendment No. 3 filed on February 1, 2000, Amendment No. 4 filed on February 8, 2000, Amendment No. 5 filed on February 23, 2000, Amendment No. 6 filed on June 14, 2000 and Amendment No. 7 filed on June 16, 2000, Amendment No. 8 filed on August 15,2000, Amendment No. 9 filed on September 1, 2000 and Amendment No. 10 filed on September 11, 2000 by Jubilee Limited Partnership ("JLP"), Jubilee Limited Partnership III ("JLPIII"), Schottenstein Professional Asset Management Corp. ("SPAMC"), Jay L. Schottenstein ("JS") and Schottenstein Stores Corporation ("SSC" and, collectively with JLP, JLPIII, SPAMC and JS, the "Original Reporting Persons"). As indicated in Amendment No. 8 to the Schedule 13D, Michael L. Ashner ("MLA") and Susan Ashner ("SA" and collectively with MLA, the "Additional Reporting Persons") have joined the Original Reporting Persons for the purposes of the filing requirements of Section 13(d) of the Exchange Act. The Original Reporting Persons together with the Additional Reporting Persons are sometimes referred to herein collectively as the "Reporting Persons." Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D. Information contained herein with respect to each Reporting Person is given solely by such Reporting Person, and no other Reporting Person has responsibility for the accuracy or completeness of information supplied by such Reporting Person.

ITEM 1. SECURITY AND ISSUER.

This Amendment No. 11 relates to shares of common stock, $.01 par value (the "Shares"), of Burnham Pacific Properties, Inc., a Maryland corporation (the "Company"). The principal executive offices of the Company are located at 610 West Ash Street, San Diego, CA 92101.


                                 (Page 9 of 14)

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

The information set forth in Item 5 of the Schedule 13D is hereby amended and supplemented by adding the following information thereto:

(a) As of the date of this Amendment No. 11, the Reporting Persons beneficially owned the respective numbers of Shares set forth below. The percentages set forth below and on pages 2 through 8 hereto represent percentages of the outstanding Shares based on a total of 32,854,639 Shares outstanding on May 31, 2002, as reported in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002.



Reporting Person           Number of Shares                     Percent
--------------------------------------------------------------------------------

JLP                             1,195,800                         3.63%

JLPIII                          1,219,800                         3.71%

SPAMC                           2,415,600                         7.35%

JS                              2,516,513                         7.65%

SSC                               100,000                        0.003%

MLA                                     0                          --

SA                                      0                          --

As of the date of this Amendment No. 11, the Reporting Persons beneficially owned an aggregate of 2,516,513 Shares, or approximately 7.65% of the outstanding Shares.




                                 (Page 10 of 14)

Except as set forth in this paragraph (a) of this Item 5, to the best knowledge of the Reporting Persons, none of the other persons identified pursuant to Item 2 beneficially owns any Shares.

By virtue of their status as a "group" for purposes of Rule 13d-5, each of the Reporting Persons may be deemed to have shared voting and dispositive power over the Shares owned by the other Reporting Persons. Each member of the Original Reporting Persons disclaims beneficial ownership of the Shares owned by each of the Additional Reporting Persons and each Additional Reporting Person disclaims beneficial ownership of the Shares owned by each of the Original Reporting Persons.

(b) JLP has sole voting power and sole investment power with respect to all of the 1,195,800 Shares it beneficially owns.

JLPIII has sole voting power and sole investment power with respect to all of the 1,219,800 Shares it beneficially owns.

By virtue of being the sole general partner of each of JLP and JLPIII, SPAMC may be, for purposes of this Statement, a beneficial owner of all the Shares of which each of JLP and JLPIII is a beneficial owner.

By virtue of being the trustee of each of the trusts which constitute all of the shareholders of SPAMC, JS may be, for purposes of this Statement, a beneficial owner of all the Shares of which SPAMC is a beneficial owner.

SPAMC disclaims beneficial ownership of the aggregate 2,415,600 Shares, referred to above, as to which it may be deemed to have shared voting and dispositive power. JS disclaims beneficial ownership of the aggregate 2,415,600 Shares, referred to above, as to which he may be deemed to have shared voting and dispositive power.

SSC has sole voting and sole investment power with respect to all of the 100,000 Shares it beneficially owns.

By virtue of being the Chairman of the Board and Chief Executive Officer of SSC, JS may be, for purposes of this Schedule 13D, a beneficial owner of all of the Shares of which SSC is a beneficial owner. JS disclaims beneficial ownership of such Shares as to which he may be deemed to have shared voting and dispositive power.

MLA and SA no longer own any shares of the issuer.

(c) The information concerning transactions in the Shares effected by the Reporting Persons during the past 60 days is set forth in Appendix A hereto and incorporated herein by reference. Except as otherwise indicated on such Appendix A, all such transactions were effected through the open market.

(d) Except as set forth above in this Item 5, no other person is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the securities.

(e) As of May 30, 2002 MLA and SA have ceased to be the beneficial owners of shares of the Issuer.


                                 (Page 11 of 14)

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 7, 2002

                           JUBILEE LIMITED PARTNERSHIP

             BY: SCHOTTENSTEIN PROFESSIONAL ASSET MANAGEMENT CORP.,
                             as sole general partner



                 By: /s/  Jay L. Schottenstein
                     --------------------------------------------
                     Name: Jay L. Schottenstein
                     Title: President & Chairman




                         JUBILEE LIMITED PARTNERSHIP III

             BY: SCHOTTENSTEIN PROFESSIONAL ASSET MANAGEMENT CORP.,
                             as sole general partner




                 By: /s/  Jay L. Schottenstein
                     --------------------------------------------
                     Name: Jay L. Schottenstein
                     Title: President & Chairman





                                 (Page 12 of 14)

                        SCHOTTENSTEIN STORES CORPORATION




                    By:  /s/  Jay L. Schottenstein
                        -----------------------------------------------
                        Name: Jay L. Schottenstein
                        Title: Chairman & Chief Executive Officer



                         /s/  Jay L. Schottenstein
                        -----------------------------------------------
                        JAY L. SCHOTTENSTEIN









                         /s/  Michael L. Ashner
                        -----------------------------------------------
                        MICHAEL L. ASHNER


                         /s/  Susan Ashner
                        -----------------------------------------------
                        SUSAN ASHNER




                                 (Page 13 of 14)

                                   APPENDIX A


                    TRANSACTIONS BY THE REPORTING PERSONS IN
                     BURNHAM PACIFIC PROPERTIES, INC. SHARES
                             DURING THE PAST 60 DAYS

-------------------------------------- -------------- ---------------- ------------- --------------------------
                                       DATE OF         NUMBER OF       PRICE PER
PERSON                                 TRANSACTION     SHARES SOLD     SHARE           WHERE AND HOW EFFECTED

-------------------------------------- -------------- ---------------- ------------- --------------------------
Jubilee Limited Partnership            5/20/02          85,000           $1.43         Open Market
                                       5/30/02          17,200           $1.40         Open Market
                                       5/31/02         173,000           $1.42         Open Market
-------------------------------------- -------------- ---------------- ------------- --------------------------
Schottenstein Stores Corporation       5/29/02          63,300           $1.40         Open Market
                                       5/30/02         207,500           $1.40         Open Market
-------------------------------------- -------------- ---------------- ------------- --------------------------
Michael L. Ashner and Susan Ashner     5/20/02          75,278           $1.44         Open Market
                                       5/23/02          45,000           $1.42         Open Market
                                       5/24/02          30,000           $1.43         Open Market
                                       5/28/02          30,000           $1.42         Open Market
                                       5/29/02          15,000           $1.41         Open Market
                                       5/30/02          56,322           $1.39         Open Market
-------------------------------------- -------------- ---------------- ------------- --------------------------
Michael L. Ashner                      5/28/02             200           $1.41         Open Market
-------------------------------------- -------------- ---------------- ------------- --------------------------
Susan Ashner                           5/28/02             900           $1.41         Open Market
-------------------------------------- -------------- ---------------- ------------- --------------------------

                                 (Page 14 of 14)



                                 END OF DOCUMENT